EXHIBIT 99

FOR RELEASE 8:30 a.m. August 10, 2007

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

Michelle A. Alexander, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC ANNOUNCES EARNINGS

BUCHANAN, VIRGINIA. August 10, 2007 — Buchanan-based Botetourt Bankshares, Inc. announced today its consolidated financial results for the quarter ending June 30, 2007. Net income for the second quarter amounted to $860,361. This amount compares to $954,855 for the same period last year, representing a decrease of $94,494 or 9.90%. Both basic and diluted earnings per share decreased $0.08 from $0.77 at June 30, 2006 to $0.69 at June 30, 2007.

Net income for the first six months of 2007 amounted to $1,724,301, as compared to $1,832,995 for the same six month period of 2006, a decrease of $108,694, or 5.93%. Basic earnings per share decreased $0.09 from $1.48 at June 30, 2006 to $1.39 at June 30, 2007. Diluted earnings per share decreased $0.10 from $1.48 at June 30, 2006 to $1.38 at June 30, 2007.

At June 30, 2007 total assets amounted to $271,756,945, total deposits were $244,244,559, net loans were $216,703,340 and total stockholders’ equity was $24,793,100.

On July 25, 2007, the Board of Directors of Botetourt Bankshares, Inc., the holding company for Buchanan, VA-based Bank of Botetourt, declared a quarterly dividend payment to $0.20 per share. The cash dividend is payable August 10, 2007 to shareholders of record on July 25, 2007.

H. Watts Steger, Chairman and Chief Executive Officer of Botetourt Bankshares, Inc., “Although net income declined as compared to last year due primarily to lower mortgage loan origination fees, lower title insurance commissions, and higher non-interest expense, the Company’s earnings level remains well above average among our peer community banks. With the current interest rate environment and prolonged flat to inverted yield curve, the banking industry is experiencing earnings pressures from the compression of net interest margins. “

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates eight full service offices in Botetourt, Rockbridge, and Roanoke counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

- END OF TEXT. SEE FINANCIAL INFORMATION ON FOLLOWING PAGES.—

Botetourt Bankshares, Inc.

Consolidated Balance Sheets

June 30, 2007 and December 31, 2006

	(Unaudited)	(Audited)
	June 30,	December 31,
	2007	2006
Assets
Cash and due from banks	$6,914,128	$8,258,003
Interest-bearing deposits with banks	200,826	163,151
Federal funds sold	12,123,000	—
Investment securities available for sale	22,630,264	24,798,980
Investment securities held to maturity (fair value approximates $1,436,427 at June 30, 2007 and $1,525,353 at December 31, 2006)	1,450,000	1,539,933
Restricted equity securities	505,500	524,600
Loans, net of allowance for loan losses of $2,387,897 at June 30, 2007 and $2,502,122 at December 31, 2006	216,703,340	209,541,312
Property and equipment, net	6,056,023	5,625,914
Accrued income	1,513,734	1,513,122
Foreclosed assets	1,075,000	—
Other assets	2,585,130	2,417,302

Total assets	$271,756,945	$254,382,317

Liabilities and stockholders’ equity
Liabilities
Noninterest-bearing deposits	$33,833,725	$33,768,568
Interest-bearing deposits	210,410,834	193,460,839

Total deposits	244,244,559	227,229,407

Federal funds purchased	—	1,341,000
Accrued interest payable	1,275,853	943,449
Other liabilities	1,443,433	1,245,669

Total liabilities	246,963,845	230,759,525

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $1.00 par value, 2,500,000 shares authorized, 1,242,850 issued and outstanding at June 30, 2007 and 1,241,750 issued and outstanding at December 31, 2006	1,242,850	1,241,750
Additional paid-in capital	1,568,684	1,546,984
Retained earnings	22,771,495	21,544,114
Accumulated other comprehensive (loss)	(789,929)	(710,056)
Total stockholders’ equity	24,793,100	23,622,792

Total liabilities and stockholders’ equity	$271,756,945	$254,382,317

Botetourt Bankshares, Inc.

Consolidated Statements of Income

For the Six and Three Months Ended June 30, 2007 and 2006 (unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Interest income
Loans and fees on loans	$8,667,243	$7,368,557	$4,378,123	$3,785,765
Federal funds sold	150,312	258,480	123,732	149,602
Investment securities:
Taxable	319,443	388,504	152,929	201,423
Exempt from federal income tax	177,342	186,110	88,546	93,312
Dividend income	23,415	19,317	11,623	10,089
Deposits with banks	4,702	6,253	2,529	4,242

Total interest income	9,342,457	8,227,221	4,757,482	4,244,433

Interest expense
Deposits	3,846,983	2,824,402	1,993,579	1,495,017
Federal funds purchased	7,224	—	—	—

Total interest expense	3,854,207	2,824,402	1,993,579	1,495,017

Net interest income	5,488,250	5,402,819	2,763,903	2,749,416

Provision for loan losses	150,000	150,000	75,000	75,000

Net interest income after provision	5,338,250	5,252,819	2,688,903	2,674,416

Non-interest income
Service charges on deposit accounts	331,911	279,398	177,445	147,959
Mortgage origination fees	122,049	143,895	55,428	65,208
Other income	409,602	485,628	213,184	243,734

Total non-interest income	863,562	908,921	446,057	456,901

Non-interest expense
Salaries and employee benefits	2,156,339	2,141,366	1,076,057	1,052,919
Occupancy and equipment expense	452,708	435,006	238,188	226,621
Other expense	1,097,503	930,191	563,912	455,772

Total non-interest expense	3,706,550	3,506,563	1,878,157	1,735,312

Income before income taxes	2,495,262	2,655,177	1,256,803	1,396,005

Income tax expense	770,961	822,182	396,442	441,150

Net income	$1,724,301	$1,832,995	$860,361	$954,855

Basic earnings per share	$1.39	$1.48	$0.69	$0.77

Diluted earnings per share	$1.38	$1.48	$0.69	$0.77

Dividends declared per share	$0.40	$0.36	$0.20	$0.18

Basic weighted average shares outstanding	1,242,461	1,240,395	1,242,850	1,240,592

Diluted average shares outstanding	1,245,735	1,242,816	1,246,181	1,243,266